Exhibit 10.1

February 25, 2019

William Febbo

Dear Will:

On behalf of OptimizeRx Corporation (the “Company” or “OptimizeRx”), the following will update and amend your letter agreement dated February 12, 2016 (the “Offer Letter”) concerning your employment as Chief Executive Officer of the Company, which commenced on February 22, 2016 (the “Hire Date”). This role will continue to report directly to the Board of Directors. You will continue to serve as a member of the Company’s board of directors. The Company is located in Rochester, Michigan, but the Company recognizes you live in Cambridge, Massachusetts and will require extensive travel.

Compensation

Effective January 1, 2018, your base salary will increase to $275,000.00 annually, and will increase to $300,000 effective January 1, 2019. You will be paid semi-monthly in accordance with our normal payroll procedure. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law, except as otherwise agreed herein. Your annual compensation will be reviewed by the compensation committee or the board of directors annually and will be adjusted at their discretion.

Bonus

As Chief Executive Officer, you are eligible for a bonus as outlined in the Company bonus plan. Your annual bonus target will be 60% of your annual salary, payable in a lump sum at such time as may be determined by our Board of Directors, but no later than the earlier of ten (10) business days after we finalize our audited financial statements for the fiscal year; or one hundred and fifty (150) days following the end of such fiscal year. To be eligible to receive a payment, you must be employed by OptimizeRx at the time any bonuses are paid as set forth in more detail in the terms of the plan. Whether a bonus will be awarded, and in what amount, will be based on revenue goals and EBITDA as set forth in our bonus plan. Each year, you will have 30 days to review the proposed goals and present any changes to the board for their approval. . The bonus plan also includes a change of control bonus as set forth in the plan.

Equity

As Chief Executive Officer, you were granted a one-time stock option to purchase one million five hundred thousand (1,500,000) shares of restricted common stock (the “Option Grant”) under the OptimizeRx 2013 Inventive Plan (the “Plan”). The Option Grant originally vested in 20% increments annually on each of the grant; first, second, third, fourth, and fifth anniversaries of the original grant date. The vesting schedule is hereby modified to vest the increment originally vesting on the fifth anniversary to vest on the 2nd anniversary and the increment originally vesting on the fourth anniversary date to the vest immediately. The exercise price per share of these stock options remains the thirty (30) day average of OptimizeRx’s closing price per share prior to the Hire Date. Your Option Award will be subject to all the terms, conditions and restrictions of the Form of Option Grant Agreement and the Plan. Attachment A to the Offer Letter, which is incorporated herein by reference, sets forth the terms and conditions of your Form of Option Grant Agreement.

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Benefits

You will be entitled to continue to participate in OptimizeRx’s health and welfare benefit programs and four weeks of vacation and other benefit programs for which other employees of OptimizeRx are generally eligible, subject to any eligibility requirements of such plans and programs.

Additionally, travel and accommodations shall be provided during required time within the corporate offices per approved travel budget from board.

The Company will pay all premiums for a term life insurance policy for you in the amount of $4,000,000 (Four Million Dollars). You will have the opportunity to designate one or more beneficiaries of such policy.

Severance Benefits

If (i) your employment is terminated by us without Cause (as defined below), (ii) you resign following an event constituting Good Reason (as defined below), provided that you have given written notice to the Company of such event within forty-five (45) days of its occurrence and the Company has failed to cure such event within thirty (30) days following receipt of such notice, or (iii) you no longer render services to us as a result of your death or Disability (as defined below), then you will receive a severance payment in the amount equal to twelve (12) months of your then applicable base pay, less applicable withholding taxes and regular deductions, payable in a lump sum (“Severance Benefits”). Health benefits will also be provided, at the Company’s sole expense during the applicable severance term. a

Your receipt of the foregoing Severance Benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of OptimizeRx (in a form reasonably prescribed by us) and the return of all OptimizeRx property. The Severance Benefits will be paid in the form of a lump sum, in accordance with our standard payroll procedures, within sixty (60) days following your “separation from service,” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (subject to a six-month delay if you are a “specified employee” as defined under the Treasury Regulations under Section 409A of the Code and such delay is required to avoid the penalty taxes that otherwise may be imposed by Section 409A of the Code).

To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Code Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Code Section 409A to the maximum permissible extent. To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Code Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Code Section 409A under another provision of Code Section 409A. Payments pursuant to this Offer Letter (or referenced in this Offer Letter) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Code Section 409A.

“Cause” means your (i) gross negligence or willful misconduct in the performance of your duties, in each case in a manner that causes material harm to the Company; (ii) commission of any act of fraud or material dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime of moral turpitude or dishonesty; (iv) material breach of any proprietary information and inventions agreement with the Company, including the Employee Confidentiality, Invention Assignment and Non-Compete Agreement, or any other unauthorized use or disclosure of the OptimizeRx’s confidential information or trade secrets; or (v) repeated failure to perform the duties reasonably assigned to you in a manner that causes material harm to the Company.

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“Disability” means (i) a permanent and total disability that entitles you to disability income payments under any long-term disability plan or policy provided by the Company under which you are covered, as such plan or policy is then in effect; or (ii) if you are not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months, and, in this case, the existence of any such Disability shall be certified by a physician reasonably acceptable to the Company.

“Good Reason” means (i) a material reduction or change in your duties, responsibilities, authority, power or function; or (ii) a material reduction in your annual compensation, including base salary and bonus (assuming all applicable target goals are met).

Change of Control Benefits

In the event of a Change in Control (as defined below) during which you were actively employed, you will receive (i) twelve (12) months of your final base pay rate; and (ii) if the Company’s equity awards are assumed in the Change in Control, accelerated vesting of the number of your then-unvested Company stock option shares it being acknowledge and agreed that this section shall supersede any language to the contrary in any other document including the Form of Option Grant Agreement (collectively, the “Change in Control Benefits”). The Change in Control Benefits would be provided in lieu of any other severance-related benefits for which you may be eligible.

“Change in Control” means: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company). Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code.

Section 280G

If any of the payments or benefits received or to be received by you from the Company (including, without limitation, any payment or benefits received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this letter agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to you, no later than the time such Excise Tax is required to be paid by you or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by you, plus the amount necessary to put you in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.9 or otherwise) as if no Excise Tax had been imposed.

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Employment Eligibility Verification

For purposes of federal immigration law, you will be required to provide to us documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Hire Date, or our employment relationship with you may be terminated.

Employment at Will

If you choose to accept this offer, your employment with us will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. We will have a similar right and may terminate our employment relationship with you at any time, with or without Cause or advance notice.

Exclusive Employment

While you render services to us, you agree that you will not engage in any other employment, consulting or other business activity without our prior written consent.. While you render services to us, you also will not assist any person or entity in competing with us, in preparing to compete with us or in hiring any of our employees or consultants.

Confidentiality, Invention Assignment and Non-Compete

As a condition of employment, you will be required to execute the Employee Confidentiality, Invention Assignment and Non-Compete Agreement between you and the Company. Please see Attachment C to the Offer Letter, which is incorporated herein by reference, for the complete terms and conditions this agreement.

Choice of Law, Exclusive Venue

THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MICHIGAN, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER THE STATE OF MICHIGAN OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MICHGAN. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL OR STATE COURT LOCATED IN DETROIT, MICHIGAN (COLLECTIVELY THE "DESIGNATED COURTS").

EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

Acceptance of Offer

This letter agreement, and all of its attachments, constitute the entire agreement between you and us regarding the terms and conditions of your employment with OptimizeRx and together supersede any prior representations or agreements, whether written or oral. This letter, along with any attachments hereto, may not be modified or amended except by a written agreement signed by an authorized person of OptimizeRx.

Accepted by Employer:		Accepted by Employee:

/s/ Douglas P. Baker	February 25, 2019	/s/ William J. Febbo	February 25, 2019
Douglas P. Baker	(Date)	William J. Febbo	(Date)